Offshore
Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

OFFSHORE LOGISTICS, INC
ANNOUNCES TENTATIVE AGREEMENT
WITH PILOTS’ UNION

LAFAYETTE, LOUISIANA (March 11, 2005) – Offshore Logistics, Inc. (NYSE: OLG) announced today that it has reached a tentative agreement with the union representing its North American pilots, the OPEIU Local 107, on a new contract for the pilots of Air Logistics, LLC and Air Logistics of Alaska, Inc. The proposed agreement addresses compensation and benefits, and the Company does not expect the proposed terms to place it at a competitive disadvantage. Although the execution of this agreement is subject to a ratification vote by the pilots, both the Union and the Company have committed to endorse the proposal and actively work toward its ratification.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, that the financial impact of the proposed agreement’s terms could place the Company at a competitive disadvantage. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.